UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2008

INTERSECTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

14901 Bogle Drive

Chantilly, Virginia 20151

(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 13, 2008, Dr. John M. “Jack” Albertine was appointed to the Company’s board of directors as an independent director and a member of the audit committee. Dr. Albertine fills the vacancy resulting from the Board of Directors not nominating Steven F. Piaker to stand for re-election at the Company’s last annual meeting. Dr. Albertine will serve as a director until the Company’s annual meeting of stockholders in 2009, or until his successor is duly elected and qualified

The appointment of Dr. Albertine as an independent director to serve on the company’s audit committee brings Intersections into compliance with NASDAQ Marketplace Rule 4350, which requires public companies listed on the NASDAQ National Market System to have three independent directors serving on this committee.

There are no arrangements or understandings between Dr. Albertine and any other person pursuant to which he was selected as a director, nor are there any relationships or transactions for Dr. Albertine which are reportable pursuant to Item 404(a) of Regulation S-K.

As a non-employee director, Dr. Albertine will be entitled to an annual cash retainer of $30,000, payable in quarterly installments, in accordance with the standard fees paid by the Company to all its non-employee directors. In addition, upon joining the Board, Dr. Albertine received a stock option grant for 3,750 shares, which will vest in three equal annual installments beginning on April 23, 2009.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Press release dated August 13, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2008

INTERSECTIONS INC.
By:	/s/ Madalyn Behneman
Name: Madalyn Behneman
Title: Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 13, 2008